UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8 (February 5, 2019)

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On February 5, 2019, Appaloosa LP released materials regarding a letter it sent to Allergan plc’s board of directors relating to a shareholder proposal it has submitted in connection with Allergan’s Annual General Meeting of Shareholders to be held on May 1, 2019.

In response to inquiries regarding Appaloosa’s press release, Allergan made the following statement:

“Allergan’s Board of Directors has received Appaloosa’s proposal and is committed to continuing to engage with them, as we do any shareholder who has input and constructive ideas. The Board of Directors is committed to strong governance practices and independent board leadership. The company has been executing its strategy to drive growth and value for shareholders as it transforms into a global biopharmaceutical leader. Allergan has a strong long-term outlook across its four key therapeutics areas and a highly promising R&D pipeline.”

Shareholders will be able to obtain free copies of the Proxy Statement and any other documents relating to the Annual General Meeting of Shareholders filed with the SEC by Allergan through the website maintained at the SEC at http://www.sec.gov/ or on Allergan’s website at http://www.allergan.com. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2019	Allergan plc

	By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
EVP and Chief Legal Officer and Corporate Secretary